EXHIBIT 10(ff)

CAMPBELL SOUP COMPANY

2015 LONG-TERM INCENTIVE PLAN
Fiscal Year 2017-2019 Performance Stock Unit Agreement
 (Total Shareholder Return)

Terms in bold are defined on cover sheet

This Award Agreement (“Agreement”) between the Campbell Soup Company (the “Company”) and the named Grantee (“Grantee”), evidences the grant by the Company on the specified Grant Date, of a Performance Stock Unit award (the “Award) to Grantee, and Grantee’s acceptance of the award, in accordance with and subject to the provisions of the Company’s 2015 Long-Term Incentive Plan (the “Plan”) and this Agreement. Except as otherwise provided, all capitalized terms used herein shall have the meanings given to such terms in the Plan.
The Company and Grantee agree as follows:
1. Form of Award.     This Award is for a target number of shares of the Company’s common stock (“Shares”).  During the performance cycle, the Award shall consist of stock units but any Award that ultimately vests will be delivered in Shares.
The number of Shares that will vest and be delivered, if any, may range from 0-200% of the target number of Shares plus any accumulated dividend equivalents under Section 3, below.  Shares will vest and be delivered only after approval by the Compensation and Organization Committee of the Company’s Board of Directors (the “Committee”) of the achievement of Company performance criteria previously established and approved by the Committee for the performance cycle; however, in no event will Shares be delivered later than [insert date to ensure deductibility, if necessary] of the year following the completion of the performance cycle.
The Committee reserves the right to adjust the target number or amount of Shares delivered at any time to the extent permissible under Code section 162(m).
In the event an adjustment pursuant to Section 11.2 of the Plan is required, the number of Shares that may ultimately vest under the Award, if any, shall be adjusted in accordance with Section 11.2 of the Plan.  All Shares that may ultimately vest under the Award, if any, after such adjustment shall be subject to the same restrictions applicable to any Shares that may have vested under this Agreement before the adjustment.
2. Full or Pro-Rata Awards upon Certain Events.

(a)
The Award shall terminate and become null and void if and when the Grantee ceases to be an employee of the Company or its subsidiaries prior to the vesting date due to termination for Cause or voluntary resignation.

(b)
If the Grantee’s employment is terminated at least six (6) months following the Grant Date by the Company other than for Cause or as a result of Retirement, Total Disability, or death, the Participant (or his or her legal representative, as applicable) shall be eligible to receive a Pro-Rata Vesting of the Award.

(c)	For purposes of this Agreement, the following terms shall have the meanings set forth below:

1.
“Retirement” or “Retirement Eligible” means the Grantee terminates, or is eligible to terminate, employment with the Company or its subsidiaries after attaining 55 years of age with at least 5 years of continuous service on or prior to the date of termination.

2.
“Total Disability” means “Total Disability” or “Totally Disabled” as that term is defined under a Company-sponsored long-term disability plan from which the Grantee is receiving disability benefits and which is in effect from time to time on and after the Grant Date.

3.
“Pro-Rata Vesting” means a number of Shares deliverable upon a pro-rata vesting event shall be calculated by multiplying this Award by the product resulting from multiplying a fraction where the denominator is equal to the number of days during the performance cycle, and the numerator is equal to the number of days that the Grantee worked during the performance cycle, by a factor based on the Company’s attainment of performance criteria during the performance cycle as set forth in Section 1 above. Thereafter, the number of Shares deliverable shall be rounded up to the nearest whole Share.

(d)
Any Termination Prior to Six-Month Anniversary of Grant Date. If a Grantee retires, resigns or is terminated for any reason before six (6) months have elapsed from the Grant Date, the Award shall be cancelled by the Company and the Participant shall forfeit the entire award.

Any Shares deliverable under this Paragraph 2 shall be delivered at the same time long-term incentive awards are normally paid and/or delivered after the end of the performance cycle.
3. Dividend Equivalents.  If the Award vests, the Grantee shall be paid in cash the accumulated amount equivalent to the dividends which would have been paid on such Shares during the performance cycle to the extent the Company’s Board of Directors had approved and declared a dividend on its Common Stock. Such dividend equivalent amount shall be paid during that month following that Vesting Date.
  4. Tax Withholding.     The Company will require the Grantee to remit an amount equal to any tax withholding required under federal, state or local law on the value of the Shares deliverable under this Agreement at such time as the Company is required to withhold such amounts.   In accordance with procedures established by the Committee, Grantee may satisfy any required tax withholding payments in cash or Shares (including the surrender of Shares held by the Grantee or those that would otherwise be issued in settlement of this award). Any surrendered or withheld Shares will constitute satisfaction of any required tax withholding to the extent of their Fair Market Value.
6 . Voting Rights.  Grantee shall have no voting rights with respect to the Company’s stock units.
7. Transferability.  This Award may not be transferred, sold, pledged, hypothecated, margined or otherwise encumbered by Grantee, except by will or the laws of descent and distribution.
8. Compliance with Securities Laws.  Shares shall not be issued with respect to this award unless the issuance and delivery of such Shares shall comply with all relevant provisions of state and federal laws, rules and regulations, and, in the discretion of the Company, shall be further subject to the approval of counsel for the Company with respect to that compliance.
9. Incorporation of Plan Terms.  This Award is subject to the terms and conditions of the Plan.  Such terms and conditions of the Plan are incorporated into and made a part of this Agreement by reference.  In the event of any conflicts between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.  Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized executive, all as of the Grant Date.

CAMPBELL SOUP COMPANY

By:    _______________________________
Robert W. Morrissey
Sr. Vice President and
Chief Human Resources Officer